EXHIBIT 99.1

CeraShield™ Coated Urinary Catheters Provide Superior Protection against Bacterial Colonization Compared to Leading Brands in Preclinical Testing

Complete Protection Provided for 21 Days

DENVER—April 29, 2008—Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP) (the “Company”), a biopharmaceutical and medical device company focused on infectious disease and dermatology, today presented data on its urinary catheter testing at the Medtech Insight conference “Investment In Innovation (In3) Europe: Bridging European and U.S. Medical Device Innovators, Investors and Companies”  held in Paris, France.

Preclinical testing of the Company’s CeraShield™ coated silicone urinary catheter has shown that Cerashield™  catheters were able to provide complete protection against E.coli bacterial colonization for the entire duration of the 21 day study when challenged with daily inocula of 1,000 colony forming units (CFUs) of E. Coli.   The study also examined the efficacy of two leading silver coated urinary catheters and one catheter that elutes nitrofurazone in the same protocol.  All 3 of the comparator catheters lost antimicrobial activities after 3 days.    Control silicone catheters (no antimicrobial coating of any kind) were colonized after Day 1.   E. coli is the most common pathogen associated with urinary tract infections.  At the conclusion of the 21 day study, the Cerashield™ coated silicone catheters had less than 26 colony forming units (CFUs) on the  segments used for testing (bacterial colonization is defined as greater than 100 CFUs) , while the comparator antimicrobial urinary catheters had between 5.5 million and 27 million CFUs.  The control urinary catheters (no antimicrobial treatment of any kind) had 6.5 million CFUs.

CeraShield™ is a developmental stage antimicrobial coating that can be applied to endotracheal tubes and other devices.  None of the Cerashield™ coated devices has completed preclinical testing. The Cerashield™ technology is the recipient of the Frost & Sullivan’s 2007 North American Technology Innovation Award for the field of Anti-Infective Coatings.

Bacterial growth on urinary catheters is a key component in the pathogenesis of urinary tract infections.  The risk of infection is estimated to increase an additional 5% for each day of use.  According to a study in the American Journal of Medicine, catheter associated urinary tract infections are the most common hospital acquired infection with over 1 million cases annually.  The annual added cost to the healthcare system of these infections is at least $424 million annually. Hospitals are under increased financial pressure to reduce the rate of urinary tract infections as the U.S. Center for Medicare Services (“CMS”) has announced that it will no longer reimburse hospitals for the costs of treating such infections beginning in October 2008.

Steven Porter, Chairman and CEO of Ceragenix stated: “These initial results are very promising. We believe we have now demonstrated that Cerashield™ coated endotracheal tubes and urinary catheters provide superior preclinical performance compared to leading commercially available antimicrobial products. Infection control is key to improving clinical outcomes and reducing medical costs and it is our goal to make CeraShield™  treated medical devices the future standard of care.”

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical and medical device company focused on infectious disease and dermatology. The Company has two base technology platforms; Ceragenins™ or (“CSAs”) for treatment of infectious disease and Barrier Repair for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenin™ compounds are active against a broad range of gram positive and negative bacteria. We have used our Ceragenin™ technology to formulate Cerashield(tm) antimicrobial coatings for medical devices. All Ceragenin™ and Cerashield™ products are currently in the developmental stage. Ceragenix’s patented Barrier Repair technology, invented by Dr. Peter Elias, is the platform for the development of two prescription topical creams—EpiCeram® and NeoCeram™. EpiCeram® has been cleared for marketing by the United States Food and Drug Administration (“FDA”) and the Company has entered into an exclusive supply and distribution agreement with Dr. Reddy’s Laboratories, Inc. (“DRL”) for the marketing and sales of the product in the

United States. The Company anticipates that DRL will launch EpiCeram® during the second half of 2008. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise sufficient capital to finance its planned activities including completing development of its Ceragenin™ technology; the ability of the Company to meet its obligations under the supply and distribution agreement with Dr. Reddy’s Laboratories including, but not limited to, delivering shelf stable product prior to the planned launch; receipt of the Non-Sales Milestones due under the agreement with Dr. Reddy’s within the timeframes anticipated by the Company; the ability of the Company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the FDA; successful clinical trials of the Company’s planned products including, the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the Company to commercialize its planned products; the ability of the Company to successfully manufacture its products in commercial quantities (through contract manufacturers); market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, and the Company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular important factors that could cause actual results to differ materially from our forward-looking statements including general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this press release may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that we file from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to be filed in 2008. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Steven Porter, Chairman and CEO

(720) 946-6440

CEOcast, Inc. for Ceragenix

Dan Schustack, 212-732-4300

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